Exhibit 15.1

May 4, 2010

The Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-137565) pertaining to the Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Amended and Restated 2006 Non-Employee Director Restricted Stock Plan of MCG Capital Corporation of our report dated May 4, 2010 relating to the unaudited consolidated interim financial statements and schedules of MCG Capital Corporation included in its Form 10-Q for the three-month periods ended March 31, 2010 and 2009.

/s/ Ernst & Young LLP